EXHIBIT 23.1

To the Board of Directors and Stockholders of
Simplicity Esports and Gaming Company

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Amendment No. 1 to Registration Statement of Simplicity Esports and Gaming Company on Form S-1 of our report dated July 23, 2018 with respect to our audit of the financial statements of I-AM Capital Acquisition Company (now known as Simplicity Esports and Gaming Company) as of May 31, 2018 and 2017 and for the year ended May 31, 2018 and the period from April 17, 2017 (inception) through May 31, 2017, which report appears in the Prospectus, which is part of this Amendment No. 1 to Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Amendment No. 1 to Registration Statement.

/s/ Prager Metis CPAs, LLC

Prager Metis CPAs, LLC
Basking Ridge, New Jersey
July 12, 2019

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